October 6, 2017

Paul Caine
By email

RE: Offer Letter – Executive Chairman

Dear Paul,

This letter (the “Agreement”) confirms the agreement between you and Telaria, Inc. (the “Company”) with respect to your continued employment with the Company.
You have been appointed as the Executive Chairman of the Board of Directors (the “Board”) of the Company. As Executive Chairman, you will report to the Company’s Board and will be responsible for such duties as are normally associated with such role and as may be designated by the Board and the Chief Executive Officer of the Company from time to time.
Compensation and Benefits
Effective November 1, 2017, you will be paid a monthly salary of $20,000, less payroll deductions and all required withholdings, paid bi-weekly in accordance with the Company’s standard payroll practices. You will be eligible for standard benefits including medical insurance, according to standard Company policy as amended from time to time. While serving as Executive Chairman, you will be ineligible to receive any cash stipend pursuant to the Company’s Non-Employee Director Compensation Plan.

During your service as Executive Chairman, you will continue to vest in any equity awards that have previously been granted to you. In addition, in lieu of any participation in the Company’s Non-Employee Director Compensation Plan, during your service as Executive Chairman, you will be granted, as of each annual stockholders’ meeting, a restricted stock unit award with an aggregate grant date fair value of $75,000, which will vest in full on the meeting date of the next annual stockholders’ meeting following the grant provided that you continue to provide continuous service to the Company as of such date.

The Company reimburses employees for certain reasonable and documented business expenses. Please refer to the Company’s Travel & Expense policy for additional information. Expense reports must be submitted on a monthly basis.
Company Rules and Policies
As a Company employee, you will be expected to abide by Company policies and procedures, and acknowledge in writing that you have read the Company’s Employee Handbook which may be revised, amended or supplemented by Company at any time.

Termination of Employment
Unless otherwise agreed in writing, your employment with the Company shall be “at will”. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment, or discontinue your role as Executive Chairman of the Board, at any time and for any reason whatsoever, with or without cause or advance notice.
Miscellaneous
The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether verbal or written, and comprise the final, complete and exclusive agreement between you and the Company, subject only to the terms of the definitive agreements referenced herein. You will continue to be bound by the terms of your Confidentiality and Invention Assignment Agreement. The terms of this letter agreement and the resolution of any disputes will be governed by New York law.

    If you wish to accept employment at the Company under the terms described above, please sign and return to Aaron Saltz, General Counsel, via email at asaltz@tremorvideo.com.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Very truly yours,

Telaria, Inc.

By: /s/ Aaron Saltz
Aaron Saltz
General Counsel

I have read and accept this offer letter:

/s/ Paul Caine
Paul Caine

Dated: October 6, 2017